Exhibit 99.1

Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Associates	Savient Pharmaceuticals, Inc.
212-370-4500	732- 418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. REPORTS SECOND QUARTER

AND FIRST HALF 2003 EARNINGS RESULTS

—Second-quarter revenue growth of 23%, EPS $0.04 vs. $0.04—

—Six-month revenue growth of 28%, EPS $0.09 vs. $0.06—

EAST BRUNSWICK, N.J. – July 24, 2003 – Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) today announced earnings of $0.04 per share for the three months ended June 30, 2003, on revenues of $30.9 million and net income of $2.5 million, compared to earnings of $0.04 per share, on revenues of $25.1 million and net income of $2.4 million in the three months ended June 30, 2002.  For the six months ended June 30, 2003, earnings were $0.09 per share, on revenues of $58.9 million and net income of $5.5 million, compared to earnings of $0.06 per share, on revenues of $45.9 million and net income of $3.4 million in the six months ended June 30, 2002.  Operating results for the three and six months ended June 30, 2003 include the results of Rosemont Pharmaceuticals Limited, which Savient acquired in September 2002.

Commenting on the operating results, Sim Fass, Chairman and Chief Executive Officer of the Company, stated: “We are very pleased with the progress we achieved during the first half of this year, as we continued to grow our commercial business while simultaneously advancing our proprietary development projects.  We are now building on our solid first half results by expanding our Oxandrin® marketing and sales focus to include the treatment of involuntary weight loss associated with cancer, and by maximizing the potential of Rosemont, our oral liquid pharmaceuticals business in the United Kingdom.  Concurrently, we are moving forward with our clinical programs for both Puricase® and Prosaptide.”

Comparison of the three months ended June 30, 2003 with the three months ended June 30, 2002

Revenues

•                  Total revenues increased 23% in the three months ended June 30, 2003 to $30.9 million from $25.1 million in the three months ended June 30, 2002.  The increase was driven primarily by increased product sales, due to the inclusion of Rosemont’s sales of oral liquid pharmaceuticals in the United Kingdom and an increase in sales of Oxandrin, partially offset by lower sales of human growth hormone.  Savient acquired Rosemont on September 30, 2002; therefore there were no revenues reported from Rosemont in the second quarter of 2002.  The increase in other revenues for the three months ended June 30, 2003 reflects recognition of funding from the Office of the Chief Scientist of Israel.

•                  Product sales in the second quarter of 2003 increased 21% to $28.0 million from $23.2 million in the second quarter of 2002, and consisted of $14.1 million of Oxandrin, $6.4 million of oral liquid products sold by Rosemont, $3.7 million of human growth hormone, $1.8 million of BioLon™, and $1.4 million of Delatestryl®, with the balance from other products. The change in the level of Oxandrin sales partially reflects the effect of the completion of the Company’s transition from sales of Oxandrin to an exclusive distributor, Accredo Health Services, Inc. (Accredo), to a direct to wholesaler sales model by the end of the first quarter of 2003.  Product sales in the second quarter of 2002 were comprised of $12.3 million of Oxandrin, $7.9 million of human growth hormone, $1.8 million of BioLon, and $1.0 million of Delatestryl, with the balance from other products.

Expenses

•                  Expenses in the second quarter of 2003 were $27.3 million, compared to $20.5 million in the second quarter of 2002.

The 2003 expenses reflect the inclusion of $4.0 million of Rosemont operating expenses and $1.0 million of amortization of intangibles in connection with the acquisition of Rosemont.  Savient acquired the Rosemont business on September 30, 2002; therefore there were no expenses reported for Rosemont in the second quarter of 2002.

Other changes in operating expenses were an increase in general and administrative expenses due to increases in legal, compensation, insurance, and occupancy and maintenance expenses of the Company’s new headquarters.  The increase in commissions and royalties reflects commissions paid to the Ross Products Division of Abbott Laboratories (Ross) on purchases of Oxandrin in the long-term-care market.  Prior to March 31, 2003, when Accredo liquidated its inventory position of Oxandrin and Savient completed its transition to a direct to wholesaler business model, Ross had instead been able, under its co-marketing agreement with Savient, to purchase Oxandrin at a fixed discount from the Company and sell it to Accredo for resale to Accredo’s customers. These increases were partially offset by a decrease in research and development expense due to the timing of various development activities including clinical trial related expenses.

Cost of product sales increased due to the increase in product sales, and represented 18.5% of product sales in the second quarter of 2003, compared to 15.0% in the comparable 2002 quarter. The increase in the cost of product sales as a percentage of product sales was a function of a change in the mix of sales of Savient’s products and the addition of sales of oral liquid products, which have a higher cost of goods than some of Savient’s other products.

Balance Sheet

•                  The Company had cash, cash equivalents, and short-term investments of $22.9 million at June 30, 2003, compared to $16.5 million at December 31, 2002.

Comparison of the six months ended June 30, 2003 with the six months ended June 30, 2002

Revenues

•                  Total revenues increased 28% in the six months ended June 30, 2003 to $58.9 million from $45.9 million in the six months ended June 30, 2002.  The increase was driven primarily by increased product sales, due to the inclusion of Rosemont’s sales of oral liquid pharmaceuticals in the United Kingdom and an increase in sales of Oxandrin, partially offset by lower sales of human growth hormone and Delatestryl.  Savient acquired Rosemont on September 30, 2002; therefore there were no revenues reported from Rosemont in the first half of 2002.  The increase in other revenues for the six months ended June 30, 2003 reflects recognition of funding from the Office of the Chief Scientist of Israel.

•                  Product sales in the first half of 2003 increased 31% to $55.0 million from $42.1 million in the first half of 2002, and consisted of $26.0 million of Oxandrin, $12.0 million of oral liquid products sold by Rosemont, $8.2 million of human growth hormone, $4.5 million of Delatestryl, and $3.5 million of BioLon, with the balance from other products. The change in the level of Oxandrin sales partially reflects the effect of the completion of the Company’s transition from sales of Oxandrin to an exclusive distributor, Accredo, to a direct to wholesaler sales model.  Product sales in the first half of 2002 were comprised of $21.9 million of Oxandrin, $9.2 million of human growth hormone, $7.2 million of Delatestryl, and $3.5 million of BioLon, with the balance from other products.

Expenses

•                  Expenses in the first half of 2003 were $51.3 million, compared to $41.0 million in the first half of 2002.

The 2003 expenses reflect the inclusion of $7.4 million of Rosemont operating expenses and $2.0 million of amortization of intangibles in connection with the acquisition of Rosemont.  Savient acquired Rosemont on September 30, 2002; therefore there were no expenses reported for Rosemont in the first half of 2002.

Other changes in operating expenses were an increase in general and administrative expenses due to increases in legal, compensation, insurance, and occupancy and maintenance expenses of the Company’s new headquarters; and an increase in marketing and sales expenses.  The increase in commissions and royalties reflects commissions paid to Ross on purchases of Oxandrin in the long-term-care market.  These increases were partially offset by a decrease in research and development expense due to the timing of various development activities including clinical trial related expenses.

Cost of product sales increased due to the increase in product sales and represented 17.6% of product sales in the first half of 2003, compared to 15.8% in the comparable 2002 period. The increase in the cost of product sales as a percentage of product sales was a function of a change in the mix of sales of Savient’s products and the addition of sales of oral liquid products, which have a higher cost of goods than some of Savient’s products.

Oxandrin

Oxandrin prescriptions for the six months ended June 30, 2003 grew 10% over the six months ended June 30, 2002, with 23% of total prescriptions being written for the 10-mg tablet.

The 10-mg Oxandrin tablet strength, which allows those patients taking 20 mg a day, the most common dosage, to convert from eight 2.5-mg tablets taken in divided doses to the convenience of two 10-mg tablets daily, is expected to improve patient adherence to therapy by reducing pill burden.

The Company has expanded its Oxandrin marketing and sales focus to include the treatment of involuntary weight loss associated with cancer.  Such weight loss invariably consists of a disproportionate loss of muscle and other lean tissue and is associated with several adverse outcomes in cancer patients, including shorter survival, increased side effects of cancer therapy, decreased quality of life and decreased functionality.  It is estimated that 60-80% of patients with cancer will experience significant weight loss at some point during the course of their cancer.

Final study data from the Company’s open label clinical study of 131 patients with cancer as well as new safety data from two laboratory models addressing theoretical safety concerns for the use of an androgen in cancer were presented on May 31, 2003 at the 39th Annual Meeting of the American Society of Clinical Oncology (ASCO).  These data support the value of Oxandrin as an adjunct for weight gain and should help to increase awareness among both prescribers and patients of the potential of Oxandrin to be of benefit to this patient population.  Our focus on this sector should also allow us to further enhance Oxandrin’s ongoing commercial growth.

Other Business Developments

•                  As part of its regular program of introducing new products into the U.K. oral liquid market, Rosemont introduced two new oral liquid drugs in the first six months of 2003 and successfully developed formulations for four new products that Rosemont intends to introduce to the market in the second half of this year.

•                  Savient is in the process of qualifying an alternate manufacturing site for Delatestryl.  The Company is continuing its work toward introducing Delatestryl from this new manufacturing site in the U.S. market toward the end of 2003, subject to the inspection and approval of the FDA.

•                  The Company has conducted a Phase I clinical safety study of Puricase in patients with intractable gout, utilizing intravenous administration of a range of single doses.  These patients were selected because they could not use conventional therapy due to intolerance or because their hyperuricemia was inadequately controlled.

Puricase was well tolerated in all patients and appears to be safe.  Moreover, preliminary results show that Puricase has the ability to dramatically reduce elevated plasma uric acid levels to well within the normal range.  No allergic response to intravenous administration of Puricase was observed.  The good tolerability and safety profile observed so far allows for an exploration of the potential of higher doses of Puricase to reduce elevated uric acid levels for longer periods, which could provide information about the likely optimal frequency of administration of Puricase.  Two additional groups of patients are planned to enter an extension to the Phase I study this summer, to test two higher dose levels.  Confirmation in the Phase I extension of the acceptable safety and tolerability profile will lead to the initiation, planned for later this year, of a Phase II safety and efficacy study of Puricase.

•                  Nearer-term, a Phase II clinical safety and dose-ranging study of Prosaptide, a nerve growth factor peptide, in neuropathic pain in individuals with HIV/AIDS is scheduled to begin shortly and will continue into 2004.  The study has been planned and will be conducted in collaboration with the Neurologic AIDS Research Consortium.

•                  On July 22, 2003 we announced the acquisition of exclusive rights from Marco Hi-Tech JV Ltd. (Marco), to market Huperzine-A, a product for the treatment of Alzheimer’s disease, in the United States and Europe.

Based on safety data already generated in a Phase I study, to be supplemented by data anticipated from an extension study about to be completed, a Phase II Huperzine-A clinical trial, that will be substantially funded by a National Institutes of Health grant, is being planned.

•                  Pre-clinical studies of BTG-271 continue.  BTG-271 is currently being studied, linked to a chemotherapeutic drug for potentially greater efficacy, for its effect on acute myeloid leukemia cells.

•                  On June 23, 2003, the Company’s corporate name was changed to Savient Pharmaceuticals, Inc. and its NASDAQ ticker symbol became SVNT.  The adoption of this new corporate identity was driven by the direction the Company’s business has taken over the past several years.  The Company has grown beyond its initial focus on recombinant therapeutic products into a profitable pharmaceutical company now encompassing the development, manufacture, and marketing of both niche-focused specialty pharmaceuticals and biologic products.  In conjunction with the name change, the website address has been changed to www.savientpharma.com.  Savient’s wholly owned subsidiaries, Bio-Technology General (Israel) Ltd. and Rosemont Pharmaceuticals Limited, have retained their corporate names.

Savient will be offering a live webcast discussion of the earnings and the Company’s business outlook, hosted by Sim Fass, Chairman and CEO, on Thursday, July 24, 2003, at 10:30 a.m. ET.  The webcast can be accessed at www.savientpharma.com, and will be archived through July 31, 2003.

An audio replay will also be available from 12:30 p.m. ET on July 24, 2003 through July 31, 2003 and can be accessed by dialing 800-428-6051 (in the U.S.) or 973-709-2089 (outside the U.S.); passcode number is 300867.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.) is a specialty pharmaceuticals company with expertise in developing, manufacturing, and marketing human health care products for niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and BioLon™ in the United States, and Bio-Tropin™, BioLon™, Bio-Hep-B®, Silkis® (vitamin D derivative), Arthrease™, and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc.; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

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Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2003	2002

Revenues:
Product sales	$28,048	$23,205
Contract fees	377	414
Royalties	1,047	1,145
Other	1,464	336
Total revenues	30,936	25,100

Expenses:
Research & development	7,408	8,208
Marketing & sales	5,407	4,816
General & administrative	6,445	3,566
Cost of product sales	5,194	3,489
Amortization of intangibles associated with acquisition	1,012	—
Commissions and royalties	1,821	412
Total expenses	27,287	20,491

Operating income	3,649	4,609
Other income (expense), net	39	(1,012)
Income before income taxes	3,688	3,597
Income taxes	1,176	1,236
Net income	$2,512	$2,361

Earnings per common share:
Basic	$0.04	$0.04
Diluted	$0.04	$0.04

Weighted average number of common and common equivalent shares:
Basic	59,044	58,403
Diluted	59,485	58,498

	Six Months Ended June 30,
	2003	2002

Revenues:
Product sales	$54,998	$42,143
Contract fees	743	978
Royalties	1,570	2,161
Other	1,601	666
Total revenues	58,912	45,948

Expenses:
Research & development	13,856	17,143
Marketing & sales	11,978	9,265
General & administrative	11,496	6,791
Cost of product sales	9,680	6,660
Amortization of intangibles associated with acquisition	2,025	—
Commissions and royalties	2,231	1,095
Total expenses	51,266	40,954

Operating income	7,646	4,994
Other income (expense), net	421	(84)
Income before income taxes	8,067	4,910
Income taxes	2,572	1,560
Net income	$5,495	$3,350

Earnings per common share:
Basic	$0.09	$0.06
Diluted	$0.09	$0.06

Weighted average number of common and common equivalent shares:
Basic	58,942	58,354
Diluted	59,182	58,573

SAVIENT PHARAMCEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	March 31, 2003	December 31, 2002
	(unaudited)	(unaudited)
Assets:
Cash, cash equivalents and short-term investments	$22,819	$23,099	$16,547
Accounts receivable, net	19,667	21,317	35,764
Inventories	17,178	15,895	16,612
Other current assets	11,182	6,785	7,005
Total current assets	70,846	67,096	75,928

Property and equipment, net	68,886	67,416	66,596
Intangible assets	77,810	78,844	79,878
Goodwill	40,121	40,121	40,080
Other long-term assets	23,020	22,848	22,949
Total assets	$280,683	$276,325	$285,431

Liabilities and stockholders’ equity:
Current portion of long-term debt	$7,003	$7,006	$6,674
Other current liabilities	31,743	29,085	40,195
Long-term debt	9,423	11,171	12,222
Other long-term liabilities and deferred items	56,742	56,657	57,265
Stockholders’ equity	175,772	172,406	169,075
Total liabilities and stockholders’ equity	$280,683	$276,325	$285,431